Exhibit 10.1

October 30, 2023

Harjinder Bhade

VIA EMAIL

Dear Harjinder:

Blink Charging Co., through its wholly owned subsidiary Blink Charging Inc., (the “Company”), is pleased to offer you the position of Chief Technology Officer (“CTO”) starting today (the “Starting Date”). As CTO you will be reporting to the Company’s Chief Executive Officer while working in San Jose, California (remote). Your appointment is subject to approval by the Board and your compensation package, as outlined herein, is subject to the recommendation of the Compensation Committee (“Compensation Committee”) and the approval of the Board. Upon signing this offer letter (the “Offer Letter”), your offer letter dated April 20, 2021, will be replaced by this Offer Letter. Your new Base Salary and Annual Performance Cash Bonus will be retroactive as of May 1st 2023.

Obligations. During your employment, you shall devote your full business efforts and time to the Company. However, this obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities, or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to the Company, as long as these activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment at, the Company. Any outside activities must be in compliance with and if required, approved by the Company’s Corporate Governance Guidelines.

Base Salary. Your starting annual base salary will be $41,666 per month ($500,000 annually), less applicable taxes, deductions, and withholdings, paid monthly and subject to annual review (“Base Salary”). This is an exempt position. You will be paid on the Company’s regularly scheduled payday. The Company’s current regularly scheduled payday is on the 15th and 30th of every month.

Annual Performance Cash Bonus. You, your supervisor and the Compensation Committee will collaborate annually to establish Key Performance Indicators (“KPIs”). The KPIs list shall be attached to this Offer Letter as Appendix A. Provided you achieve your established KPIs within the relevant timeframe, you will be eligible to receive an annual cash bonus in an amount equal to 60% of your Base Salary, which currently amounts to $500,000 (“Annual Performance Cash Bonus”) less applicable taxes, deductions, and withholdings, The Failure to establish KPI’s which is not the fault of the Compensation Committee will exclude you from eligibility for the Annual Performance Cash Bonus. To qualify for the Annual Performance Cash Bonus, you must meet or exceed the KPIs for the relevant 12-month period.

Previous Supplemental Bonus. You remain eligible for the remaining balance ($500,000) of your Supplemental Bonus outlined in the appendix of your previous contract.

Equity Awards. As a “C” level executive of the Company, you will be entitled to receive equity awards (“Equity Awards”) under the Company’s 2018 Incentive Compensation Plan, (the “Plan”). The aggregate annual award value under the Plan will be equal to 60% of your Base Salary, as adjusted from time to time (the “Grant”). The Equity Awards will be paid to you as follows: (i) fifty percent (50%) of such Grant will be in the form of Restricted Stock Units (the “RSUs”). These RSUs shall vest on the first anniversary of the day they were granted. The remaining fifty percent (50%) of such Equity Awards will be in the form of additional RSUs which will vest in equal one-third (1/3) increments on each anniversary of the date the Equity Award is granted to you). All Equity Awards shall be granted to you, provided that: (1) at the end of each applicable vesting date, you are still employed by the Company; and (2) provided that you satisfy the KPIs and other performance criteria established by the Plan. All Equity Awards, including RSUs, Stock Options, future bonuses and future Equity Awards will be awarded on or about March 31st of each year.

605 Lincoln Road, 5TH Floor Miami Beach, FL 33139 Nasdaq:BLNK	(305) 521-0200 BlinkCharging.com

Signing Bonus. Following your execution of this Offer Letter, the Company will grant you one hundred and fifty thousand (150,000) Restricted Stock Units that shall vest immediately.

Clawbacks. All bonuses and equity grants are subject to the Company’s “clawback” policies that may currently be in place or may be adopted in the future, including any established under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Benefits. At no cost to you, you and your family will participate in the Company’s current medical, dental, life and accident benefit programs. Understandably, the Company may change those plans from time to time. In addition, if you drive an electric car or a “plug-in hybrid” vehicle, the Company will pay you an additional $750 a month. The estimated value of medical benefits per employee annually is $4,118.00, and per employee with family, $13,000.00.

Business Expense Reimbursement. Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse you for the reasonable business expenses you incur in connection with your employment.

Paid Time Off. You will accrue Paid Time Off, which you will be allowed to use for absences due to illness, vacation, or personal need, at a rate of 240 hours, or twenty (30) days (based upon an eight-hour work day), per year.

Term and Termination. The initial term shall be two (2) years commencing on your Employment Start Date (the “Term”). On the second anniversary, your employment will be renewed automatically for an additional one-year term, unless the Company provides you with a notice of non-renewal at least 30 days prior to the end of the Term.

Termination by the Company for Cause. You may be terminated by the Company immediately and without notice for “Cause.” “Cause” shall mean: (i) your willful material misconduct; or (ii) your willful failure to materially perform your responsibilities to the Company. “Cause” shall be determined by the Company after conducting a meeting where you can be heard on the topic.

Termination Without Cause. The Company may terminate your employment without Cause. Upon Termination Without Cause, the Company will (i) continue payment of your Base Salary for an additional number of months equal to the number of months of your actual employment prior to the termination, capped at 12 months maximum payment. If during the Term of your agreement you are Terminated Without Cause, all awarded RSUs will vest within 30 days of your termination date. All other types of termination or resignation on your part, then all further vesting of your outstanding equity awards or bonus will terminate immediately, and all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned). The foregoing is your sole entitlement to severance payments and benefits in connection with the termination of your employment. In case of a buy-out or a “change of control” as this term is defined in the Plan, you will be entitled to obtain your Base Salary for a period of 12 months as your severance payment.

Death and Disability. In the event of your death during the Term, your employment shall terminate immediately. If, during the Term you shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate your employment. In the event your employment is terminated due to death or Disability, you (or your estate in case of death) shall be eligible to receive the separation benefits (in lieu of any severance payments): all unpaid Base Salary amounts, and all outstanding and fully vested stock options and other equity awards.

605 Lincoln Road, 5TH Floor Miami Beach, FL 33139 Nasdaq:BLNK	(305) 521-0200 BlinkCharging.com

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of the Company, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products, and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that must not be used or disclosed to anyone at the Company. Therefore, you will be required to read, complete, and sign the Company’s standard Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to the Company on or prior to your Employment Start Date. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with the Company shall not breach any agreement you have with any third party.

Non-Compete. During your employment and for twelve (12) months after termination for any reason, you agree not to engage in or support any business, profession, or activity that competes with the Company’s business within a 60-mile radius from any Company location or your primary work location. Exceptions apply if your employment ends without cause or if offered a non-competing position elsewhere. You agree to protect the Company’s confidential information and refrain from soliciting its customers during this period. In consideration for this covenant, your Base Salary was determined based on, among other things, your agreement not to compete with the Company during the restricted period. You further agree that if this clause is found unenforceable, a court may modify it to the fullest extent allowed by law.

Non-Solicitation. During your employment with Company and for a period of twelve (12) months after the termination of your employment, for any reason, you agree not to (i) directly or indirectly solicit, entice, or attempt to solicit or entice any customer or client of the Company for whom you had substantial contact or responsibility during your employment with the Company, with the intent of providing products or services that compete with those offered by the Company; (ii) directly or indirectly solicit, recruit, or attempt to solicit or recruit any current employee of the Company to leave their employment with the Company. This non- solicitation obligation does not prohibit you from responding to unsolicited inquiries or from general solicitations that are not directed specifically at customers or employees of the Company. Violation of this non- solicitation clause may result in disciplinary action or legal remedies as permitted by law.

Non-Disparagement. During and after your employment with the Company, you agree not to make any disparaging or negative statements, whether orally or in writing, about the Company, its employees, products, services, or business practices. This includes, but is not limited to, comments made on social media platforms, in public forums, or in private communications. This non-disparagement obligation does not prohibit you from providing truthful information in response to legal inquiries, investigations, or as required by law. Violation of this non-disparagement clause may result in disciplinary action or legal remedies as permitted by law.

Company Policy Documents. As part of your onboarding process, you will be provided copies of the Company’s handbook which shall be considered the terms and conditions of your employment, including the Confidentiality, Non-Disclosure, and IP Ownership Agreement (“Company Documents”) all of which must be returned to the Company with signed consents and acknowledgments on or before your Employment Start Date.

[signature page follows]

605 Lincoln Road, 5TH Floor Miami Beach, FL 33139 Nasdaq:BLNK	(305) 521-0200 BlinkCharging.com

This offer of employment is conditioned upon the following: (i) you, executing this offer letter; (ii) you signing the Company Documents’ acknowledgment forms;

We look forward to you joining the Company. Please indicate your acceptance of this offer by signing below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

/s/ Brendan Jones
Brendan Jones
CEO and President

I accept this offer of employment with Blink Charging, Co. and agree to the terms and conditions outlined in this letter.

/s/ Harjinder Bhade	10/30/2023
Harjinder Bhade	Date

605 Lincoln Road, 5TH Floor Miami Beach, FL 33139 Nasdaq:BLNK	(305) 521-0200 BlinkCharging.com

Appendix A

KPI List

605 Lincoln Road, 5TH Floor Miami Beach, FL 33139 Nasdaq:BLNK	(305) 521-0200 BlinkCharging.com